Exhibit 99.1

Lennox International expects to file Form 10-K for 2003 in next 15 days

     (DALLAS, October 5, 2004) — Lennox International Inc. (NYSE: LII) announced today it expects to file its Form 10-K for 2003 with the Securities and Exchange Commission within approximately 15 days. The company will subsequently file its 10-Qs for the first and second quarters of 2004 as soon as is practical. LII had delayed these filings pending the determination of the appropriate treatment of adjustments to prior years’ earnings, which resulted from an independent investigation conducted by the audit committee of the company’s board of directors into the accounting practices at its Service Experts operations in Canada.

     The company determined yesterday it would adjust 2003 earnings, increasing net income by $7.5 million from the $76.8 million previously announced. Financial results for the first three quarters of 2003 will be restated. The company will also restate earnings for each quarter of 2002, reducing net income for the full year by $15.1 million, including $1.5 million in expense related to 2001 and $4.9 million in expense related to years prior to 2001 which will appear as a charge to income in the first quarter of 2002. Accordingly, investors should no longer rely on the previously published financial statements for 2002 and 2003. Because the adjustments related to 2001 are not material, no adjustments will be made to the 2001 statements. LII’s audit committee and officers have discussed these matters and determinations with its current independent accountants.

     These adjustments are consistent with the company’s announcement on July 8, 2004 of an anticipated downward adjustment of $7 million to cumulative earnings for the years 1999 through 2003. The company expects no further material adjustments pending completion of the filing process.

     Operating in over 100 countries, Lennox International Inc. is a global leader in the heating, ventilation, air conditioning, and refrigeration markets. Lennox International stock is traded on the New York Stock Exchange under the symbol “LII.” Additional information is available at: www.lennoxinternational.com or by contacting Bill Moltner, vice president, investor relations, at 972-497-6670.

     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from such statements. For information concerning these risks and uncertainties, see LII’s publicly available filings with the Securities and Exchange Commission. LII disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.